UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2015

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 10, 2015, American Railcar Industries, Inc. ("ARI" or the "Company") entered into a first amendment to that certain railcar management agreement dated February 29, 2012 (as amended, the "Railcar Management Agreement") with American Railcar Leasing ("ARL"), as manager, and a first amendment to the related letter agreement, both effective on December 31, 2015. Under the Railcar Management Agreement, ARL will continue to manage, operate, market, store, lease, re-lease, sublease, service, repair, overhaul, replace and maintain certain railcars on behalf of the Company through an initial term ending on December 31, 2018. The Railcar Management Agreement will be renewed for successive 12 calendar month periods unless terminated by either party pursuant to its terms including, at the election of either party, upon a change in control of the other party. Subject to the terms and conditions of the agreement, ARL will receive, in respect of leased railcars, a fee consisting of a lease origination fee and a management fee based on the lease revenues, and, in respect of railcars sold by ARL, sales commissions.
ARL is an affiliate of Mr. Carl Icahn, the Company's principal beneficial stockholder through Icahn Enterprises L.P. ("IELP"). The Railcar Management Agreement was unanimously approved by the independent directors of ARI's audit committee. The above description of the Railcar Management Agreement is qualified in its entirety by reference to the text of the amendments, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
The information set forth in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 10, 2015 (the "Closing Date"), the Company, as debtor, entered into a Credit Agreement, Chattel Mortgage, and Security Agreement with Crédit Agricole Corporate and Investment Bank, as sole lead arranger and administrative agent, and the lenders that are signatories thereto (the "Credit Agreement"), pursuant to which the Company obtained a senior secured first lien revolving credit facility in an aggregate principal amount of $200,000,000. The Credit Agreement contains an incremental borrowing provision under which the Company, subject to the conditions set forth in the Credit Agreement, has the right but not the obligation to increase the amount of the facility in an aggregate amount of up to $100,000,000 (the amounts extended under the Credit Agreement, inclusive of any amounts extended under the incremental facility, the "Revolving Loans"), to a maximum principal amount of $300,000,000.
The Company may use the proceeds of the Revolving Loans to finance the manufacturing of railcars on an ongoing basis, to pay related transaction costs, fees and expenses in connection with the Credit Agreement, to finance ongoing working capital requirements and for other general corporate purposes. The initial Revolving Loan obtained on the Closing Date amounted to approximately $99.5 million, net of fees and expenses.
The Revolving Loans accrue interest at a rate per annum equal to Adjusted LIBOR (as defined in the Credit Agreement) for the applicable interest period, plus 1.45%, subject to an alternative rate as set forth in the Credit Agreement. The interest rate increases by 2.0% following certain defaults or maturity. Interest is payable on the last day of each 1, 2, or 3-month interest period, the day of any mandatory prepayment, and the maturity date. A quarterly commitment fee is due from the Company each quarter, in a variable amount based on utilization (0.25% if the utilization percentage is less than 50% and 0.20% if the utilization percentage is greater than or equal to 50%) multiplied by the percentage of unused revolver commitments as of each date of determination.
The Revolving Loans and the other obligations under the Credit Agreement are fully recourse to the Company and are secured by a first lien and security interest on certain specified railcars (together with specified replacement railcars), related leases, related receivables and related assets, subject to limited exceptions, a controlled bank account, and, following an election by the Company (the "Election"), the Railcar Management Agreement, or certain other management agreements.
Subject to the provisions of the Credit Agreement, the Revolving Loans may be borrowed and reborrowed until the maturity date. Borrowing requests are to be accompanied by the list of the proposed equipment to be procured or financed with the proceeds and proposed lessees, together with other information specified in the Credit Agreement. The Revolving Loans may be prepaid at the Company’s option at any time without premium or penalty (other than customary LIBOR breakage fees and customary reimbursement of increased costs). Quarterly, commencing in March 2016, the Company is required to prepay the Revolving Loans in an amount equal to 0.75% multiplied by the average of the outstanding principal amount of the Revolving Loans as of the first and last days of such quarter, with any remaining balance becoming payable on the final scheduled maturity of the Revolving Loans, which is December 10, 2018, or such earlier date as provided in the Credit Agreement. The Company is also required to make additional mandatory prepayments of the Revolving Loans if at any time the unpaid principal amount of the Revolving Loans exceeds the loan-to-value amount specified in the Credit Agreement, which is 82.5% of the appraised eligible equipment value (subject to inclusion of certain unappraised equipment for a limited period), unless eligible replacement equipment is provided as specified in the Credit Agreement. The eligibility of equipment in this loan-to-value measurement is subject to requirements including, without limitation, that such equipment of the Company be railcars and certain related assets subject to a first-priority perfected security interest in favor of the administrative agent, be subject to an eligible lease within the prior 6 months (lease eligibility is subject to requirements specified in the Credit Agreement), be insured in certain specified respects, have a remaining useful life of at least 10 years as of the time such equipment becomes subject to the lien of the Credit Agreement, and be reasonably acceptable to the administrative agent, in each case except as otherwise specified in the Credit Agreement. The Revolving Loans are also subject to acceleration upon and following specified events of default.
The Credit Agreement contains certain representations, warranties, and affirmative and negative covenants applicable to the Company and, following the Election, ARL, which are customarily applicable to senior secured facilities. Key covenants include limitations on liens, dispositions, affiliate and extraordinary transactions, collection of lease payments into the controlled bank account, financial and other reporting and periodic appraisals, maintenance of railcars and leases, a requirement that the Company maintain its ratio of (a) the aggregate number of railcars owned by the Company that are Collateral and subject to a lease to (b) the aggregate number of railcars owned by the Company that are Collateral at a level of at least 85%, a requirement that the Debtor’s tangible net worth be at least $100,000,000 (or, in the alternative and following the Election, a requirement that ARL’s tangible net worth be at least $65,000,000 and that ARL be subject to limits on extraordinary transactions and dispositions). Key defaults and events of default include failure to repay principal, interest, fees and other amounts owing under the Credit Agreement; making misrepresentations; cross-defaults to certain other indebtedness of the Company; the rendering of certain judgments against the Company; impermissible transfers of equipment; occurrence of a Material Adverse Change (as defined in the Credit Agreement); and the Company’s bankruptcy or insolvency. Many defaults are subject to cure periods prior to such default giving rise to the right of the lenders and administrative agent to accelerate the Revolving Loans and to exercise remedies.
If a default occurs and is not cured within any applicable grace period or is not waived, the lenders and the administrative agent would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement. If the indebtedness under the Credit Agreement were accelerated, the Company may not have sufficient funds to pay such indebtedness. In that event, the lenders and the administrative agent would be entitled to enforce their security interests in the collateral securing such indebtedness.
The foregoing is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which has been filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
Exhibit 10.1	First Amendment to Agreement, dated as of December 31, 2015, between American Railcar Leasing LC and American Railcar Industries, Inc. together with the related First Amendment to Letter Agreement^
Exhibit 10.2
Credit Agreement, Chattel Mortgage and Security Agreement, dated as of December 10, 2015, among American Railcar Industries, Inc. as debtor, the lenders that are signatories thereto, as the lenders, and Crédit Agricole Corporate and Investment Bank, as sole lead arranger and administrative agent

^    Indicates confidential treatment has been requested for certain provisions of this exhibit pursuant to Exchange Act Rule 24b-2. These provisions have been omitted from the filing and submitted separately to the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2015		American Railcar Industries, Inc.

	By:	/s/ Umesh Choksi
	Name:	Umesh Choksi
	Title:	Senior Vice President, Chief Financial Officer and Treasurer